Exhibit 10.1

Guardforce AI Co., Limited

Consulting Agreement

This Consulting Agreement dated September 1, 2025 (the “Agreement”) sets forth the terms and conditions governing the contractual agreement between Guardforce AI Co., Limited, an exempted company incorporated in the Cayman Islands with its principal place of business at 10 Anson Road, #28-01 International Plaza, Singapore 079903 (the “Company”), and Wang Lei, residing at 12B, Building B, Huafu, Maoye, Dehong Tianxia, No. 1058 Wenjin North Road, Luohu District, Shenzhen, Guangdong Province, China (the “Consultant”), both of whom agree to be bound by this Agreement. (Wang Lei and Lei Wang are referring to the same individual)

WHEREAS, the Consultant offers Consulting Services (as defined hereinafter) to the Company and its direct and indirect subsidiaries from time to time (the “Group”); and

WHEREAS, the Company desires to retain the services of the Consultant to render Consulting Services according to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Consultant and the Company (individually, each a “Party” and collectively, the “Parties”) covenant and agree as follows:

1. Term and Termination

This Agreement shall be deemed to have been effective on September 1, 2025. This Agreement may be terminated by either Party upon sixty (60) days’ written notice to the other Party. Notwithstanding the foregoing, the specific provisions of the Termination and Severance Clause shall govern if the Consultant’s engagement is terminated by the Company without cause. Furthermore, the termination rights hereunder shall not apply in the event of a Change of Control, which shall be exclusively governed by the Change of Control Protection Clause.

The Company may terminate this Agreement immediately for Cause. For the purposes of this Agreement, the term “Cause” shall mean:

(i)	the repeated failure or refusal of the Consultant to perform the duties or render the services reasonably assigned to her from time to time by the Board of Directors (except during reasonable vacation periods or sick leave);

(ii)	the charging or indictment of the Consultant in connection with a felony or willful misfeasance or nonfeasance;

(iii)	the association, directly or indirectly, of the Consultant, for her profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company;

(iv)	the disclosing or using of any material Confidential Information (as defined hereinafter), trade secrets, or material, non-public information of the Company at any time by the Consultant, except as required in connection with her duties to the Company;

Wang Lei, Olivia	1

Guardforce AI Co., Limited

(v)	the breach of the Consultant of her fiduciary duty or duty of trust to the Company;

(vi)	any other material breach by the Consultant of any of the terms or provisions of the Agreement or any other agreement between the Company and the Consultant, which other material breach is not cured within thirty (30) business days of notice by the Company; or

(vii)	any other action by the Consultant, which, in the good faith and reasonable determination of all the members of the Company’s Board of Directors, has the effect of materially injuring the reputation or business of the Company.

In which event, notwithstanding any other provision in the Agreement to the contrary, the Consultant shall have no further rights or entitlements under the Agreement, the Company shall have no further obligations to the Consultant, and the Agreement shall be null and void, provided, however, that the Consultant shall be entitled to receive all unpaid, earned salary, wages, and benefits including accrued vacation pay and reimbursement for business expenses incurred prior to the date of termination, to the date of termination. It shall be the Company’s burden to show that good “Cause” existed for termination under this clause by clear and convincing evidence, and any failure by the Company to carry the burden shall convert the termination into a termination without cause.

2. Consulting Services

The Consultant agrees that she shall provide her expertise to the Company for all things pertaining to the day-to-day management of the operational functions and financial performance of the group business as set out below (the “Consulting Services”):

●	In charge of all the business operation and strategy development of the Company.

●	Follow the decision from the Company’s Board of Directors and fully execute with team.

●	Lead the M&A and investment for the Company.

●	Work with all officers to lead the team to achieve the Company’s operation target.

●	Organize the management structure and standardize the operation process, ensure all the business and management are compliant with legal and regulations applicable to a Nasdaq-listed Company.

●	Set targets for the business units and functional departments.

●	Take over the risk control management and first-time reaction to risk.

●	Set HR management standards and in charge of all officers’ performance review, supervise the next level as managing directors and department heads’ performance review.

3. Compensation

The Parties acknowledge that the compensation made to the Consultant hereunder is for services rendered to the entire group of which the Company forms part, including its subsidiaries in whichever jurisdictions or locations. All compensation payable to the Consultant under this Agreement, including the Annual Fee (as defined hereinafter), allowances, and benefits, may be allocated and paid by the Company and/or one or more of its subsidiaries. This allocation will not affect the total amount of compensation payable to the Consultant.

Wang Lei, Olivia	2

Guardforce AI Co., Limited

The Company shall cause any subsidiary responsible for paying a portion of the Consultant’s compensation to enter into a separate agreement with the Consultant to formalize the payment obligation. The special allocation of compensation among the Company and its subsidiaries will be determined by the Company, and mutually agreed to by the Consultant, as documented in these separate agreements. The Company shall ensure that its Board of Directors and its Audit Committee and Compensation Committee grant a standing authorization for its subsidiaries to enter into such agreements. This authorization will be contingent on the agreements being consistent with the terms of this Agreement and not exceeding the total compensation amounts stipulated herein.

(a)	Cash compensation.

In consideration for the Consulting Services, the Company agrees to compensate the Consultant a fee of Six Hundred Fifty Thousand United States Dollars (USD650,000) per year in cash (the “Annual Fee”), which Annual Fee shall be paid to the Consultant in thirteen (13) equal installments, with the final installment paid concurrently with the twelfth installment. All installments will be paid no later than the seventh business day of each calendar month, commencing in the first month following the effective date of this Agreement. In the event that the Consultant serves less than a full year, the Company shall only be obligated to pay the pro rata portion of such Annual Fee to the Consultant for her services performed during such year.

(b)	Equity Compensation.

Following the commencement of the term of this Agreement, the Consultant shall be entitled to receive a Restricted Share Award consisting of a certain amount of Ordinary Shares (par value US$0.12 each) of the Company (the “Restricted Shares”) per year, on the terms and conditions and subject to performance review and any restrictions set forth in the Guardforce AI Co., Limited 2022 Equity Incentive Plan, as amended from time to time (the “Plan”). Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

(c)	Use of Vehicle.

Following the commencement of the term of this Agreement, the Consultant shall be entitled to the use of a vehicle (and accompanying employment of a driver). The Company shall cover all reasonable (as determined by the Company) costs, expenses and payments of such vehicle, including rentals, driver’s pay, gasoline, regular maintenance and repairs and so forth (the “Use of Vehicle”). Any aforesaid costs, expenses and payments that are made in connection with the Use of Vehicle shall not be regarded as part of the Annual Fee.

(d)	Family Relocation Allowance.

Commencing in September 2023, the Consultant shall be entitled to receive a housing and family relocation allowance equal to Ten Thousand United States Dollars (USD10,000) per month, payable monthly, in connection with the Consultant’s relocation, family resettlement, and transitional living arrangements and so forth (the “Family Relocation Allowance”) until such relocation has been finished and mutually agreed upon by the Consultant and the Company. Any payments that are made in connection with the Family Relocation Allowance shall not be regarded as part of the Annual Fee.

Wang Lei, Olivia	3

Guardforce AI Co., Limited

(e)	Family Medical Insurance.

The Company shall provide an international high-end medical insurance plan for the Consultant and her immediate family members (spouse + 3 children). The insurance coverage includes major illnesses, hospitalization, outpatient care, and global emergency medical evacuation services. The annual limit is Sixty Thousand United States Dollars (USD 60,000), with any costs exceeding this amount to be paid by the Consultant (the “Premium”). The Company will assist the Consultant in procuring and managing this medical insurance, with the costs to be covered from the Company’s welfare expenditure. Starting in November 2025, the Company shall pay the Consultant the Premium annually as an allowance to CEO. Any payments that are made in connection with the Family Medical Insurance shall not be regarded as part of the Annual Fee.

(f)	Children’s Education Allowance.

The Company shall provide the Consultant’s children with an annual education allowance of Thirty-Five Thousand United States Dollars (USD 35,000) per child, for a total of One Hundred Five Thousand United States Dollars (USD 105,000) per year. This allowance may be used for education-related expenses, including but not limited to education insurance, tuition fees, school bus fees, and registration fees. Starting in September 2025, the Company shall pay the Consultant this allowance as a lump sum annually. Any payments that are made in connection with the Children’s Education Allowance shall not be regarded as part of the Annual Fee.

(g)	Expense Reimbursement.

The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred in the performance of her duties (the “Expense Reimbursement”), in accordance with the Company’s expense reimbursement policies and procedures as attached as Appendix A. Any such reimbursement made to the Consultant shall not be regarded as part of the Annual Fee.

(h)	Change of Control Protection Clause

In the event of a change of control (including, but not limited to, a transfer of controlling interest, merger, or major asset sale), if the Consultant’s position, authority, duties, or compensation is materially reduced, or if the Consultant’s engagement is terminated by the Company for any reason within twenty-four (24) months following such Change of Control, the provisions of this Change of Control Protection Clause shall govern and supersede any other provision of this Agreement, including but not limited to the Term and Termination clause, and the Consultant shall be entitled to the following compensation from the Company:

●	Cash Compensation: A one-time payment (the “Severance Payment”) shall be made to the Consultant, payable within thirty (30) days following the effective date of the Consultant’s termination. The initial amount shall be equal to three (3) times the Consultant’s most recent Annual Fee at the time of termination. Notwithstanding the foregoing, the total aggregate present value of this Severance Payment shall be reduced to the maximum amount that can be paid to the Consultant without incurring any penalty excise tax, less one dollar ($1).

Wang Lei, Olivia	4

Guardforce AI Co., Limited

●	Continued Benefits: The Company shall continue to provide the Consultant and her family with their current Family Relocation Allowance, Family Medical Insurance and Children’s Education Allowance, as specified under Cluase 3(d), 3(e), and 3(f) herein respectively, for a period of twenty-four (24) months.

●	Equity acceleration: all unvested equity (including, but not limited to Options, Restricted Shares and Restricted Share Units) will vest immediately.

●	Tax Withholding: The Company shall bear all tax withholdings (if any), so that the Consultant receives the full net amount stated above.

For the purposes of this provision, a reduction of the Consultant’s position, authority, duties, or compensation shall be deemed to have occurred if there is (a) a reduction in the Consultant’s Annual Fee or total annual compensation of more than ten percent (10%), (b) a material reduction or elimination of other benefits or allowances, including but not limited to Equity Compensation, Use of Vehicle, Family Relocation Allowance, Family Medical Insurance, Children’s Education Allowance, and rate of Expense Reimbursement, (c) a change in the Consultant’s title such that the Consultant is no longer the Chairperson of the Board of Directors or is demoted to a non-officer level, or (d) a change in the Consultant’s reporting relationship such that the Consultant no longer reports directly to the Board of Directors.

(i)	Termination and Severance Clause

If the Consultant’s engagement is terminated by the Company without Cause, or if the Consultant becomes unable to perform her duties due to health condition that prevent her from providing the Consulting Services for a continuous period of more than ninety (90) days or other significant reasons, the Consultant shall be entitled to the following:

●	Cash Severance: A lump sum equal to three (3) years (the “Severance Period”) of the Annual Fee and target annual bonus, payable within thirty (30) days of the effective date of termination.

●	Equity Acceleration: All unvested equity awards, including Options, Restricted Shares, and Restricted Share Units, shall accelerate vesting, either fully or on a pro-rata basis as determined by the Board of Directors.

●	Continued Benefits: The Company shall continue to provide the Consultant and her family with their current Family Relocation Allowance, Family Medical Insurance and Children’s Education Allowances, as specified under Clauses 3(d), 3(e), and 3(f) herein respectively, for the Severance Period.

●	Bonus / Incentive Payment: Any accrued but unpaid bonuses or incentive payments shall be settled in accordance with the Company’s standard practices.

The Company shall ensure that these compensation provisions are approved by the Company’s Board of Directors and its Audit Committee and Compensation Committee.

4. Intellectual Property Rights in Work Product

The Parties acknowledge and agree that the Company will hold all intellectual property rights in any work product resulting from the Consulting Services including, but not limited to, copyright and trademark rights. The Consultant agrees not to claim any such ownership in such work product’s intellectual property at any time prior to or after the completion and delivery of such work product to the Company.

Wang Lei, Olivia	5

Guardforce AI Co., Limited

5. Indemnification and Tax Gross-Up

●	Indemnification:

The Company shall indemnify, defend, and fully hold harmless the Consultant to the fullest extent permitted by applicable law against any and all lawsuit, claims, liabilities, losses, damages, costs, or expenses (including reasonable legal fees) arising out of or in connection with the Consultant’s performance of her duties under this Agreement.

●	Tax Gross-Up:

If any payment or benefit provided under this Agreement (including, but not limited to, Annual Fee, Severance Payments, Family Relocation Allowances, Family Medical Insurance, Children’s Education Allowance, and other executive benefits) is subject to taxes or other deductions (other than personal income tax paid by the Consultant as recipient of such amounts), the Company shall pay an additional amount so that the Consultant receives the full intended net amount after all applicable taxes and withholdings.

6. Confidentiality

The Consultant shall not (i) disclose to any third party any details regarding the Company’s business, including, without limitation any information regarding any of the Company’s customer information, business plans, financial information or price points (the “Confidential Information”), (ii) make copies of any Confidential Information or any content based on the concepts contained within the Confidential Information for personal use or for distribution unless requested to do so by the Company, or (iii) use Confidential Information other than solely for the benefit of the Company.

7. Noncompetition

During the term of this Agreement and for two (2) years thereafter, the Consultant shall not be employed or engaged, directly or indirectly, as an employee, officer, manager, partner, consultant, agent, owner or in any other capacity, or provide any consulting or similar services to, any competitor of the Company or any of its subsidiaries, including (without limitation) any company engaged in AI robotics business.

8. Non-solicitation of Customers

During the term of this Agreement and for one (1) year thereafter, the Consultant shall not, directly or indirectly, solicit or attempt to solicit any business from any of the Group’s clients, prospects, employees or contractors.

9. Non-solicitation of Employees

During the term of this Agreement and for two (2) years thereafter, the Consultant shall not, directly or indirectly, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any of the Group’s employees, or contractors for work at another company.

Wang Lei, Olivia	6

Guardforce AI Co., Limited

10. Severability

If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such provision will be deemed severable, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one that most closely reflects the original intent of the Parties.

11. Governance and Approval

This Agreement has been or shall be approved and ratified by the Company’s Board of Directors and, where applicable, its Audit Committee and Compensation Committee, in accordance with the Company’s articles of association and all necessary corporate governance principles.

12. No Modification Unless in Writing

No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

13. Applicable Law

This Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of Cayman Islands and subject to the exclusive jurisdiction of the courts located in Cayman Islands.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date written above.

/s/ Wang Lei

NAME: WANG LEI

DATE: September 15, 2025

GUARDFORCE AI CO., LTD.

/s/ John Fletcher

NAME: JOHN FLETCHER

TITLE: DIRECTOR

DATE: September 15, 2025

Wang Lei, Olivia	7

Guardforce AI Co., Limited

Appendix A

The Company’s expense reimbursement policies and procedures

(as attached)

Wang Lei, Olivia	8

GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

GUARDFORCE AI CO., LIMITED

卫安智能有限公司

Travel Allowance & Expense Reimbursement

Policy (Version 2.0)

NO. GFAI-GROUP-001

GFAI Co., Travel Allowance & Expenses Reimbursement Policies –reversed on Feb 26, 2024

GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

Catalogs

EXPENSE REIMBURSEMENT	3
1. Expense Reimbursement	3
1.1 Reimbursement Policy	3
1.2 Local Travelling Policy	3
BUSINESS TRAVEL POLICY - OVERSEAS	4
2.1 Travel Authorization	4
2.2 Travel Arrangement	4
2.3 Travel Advances	4
2.3.1 Frequent Travel Programs	4
2.4 Ground Transportation and Others	5
2.5 Hotel Accommodation	5
2.6 Meal Allowance	6
2.7 Outstation Allowance	7
2.8 Laundry	8
2.9 Travellers’ Profiles	8
2.10 Insurance Coverage for Business Travelers	8
2.11 Local Travel	8
2.12 Telephone Bill Allowance	8
2.13 Other expense	8
EXPENSE REIMBURSEMENT	9
3.1 Invoice Requirements	9
3.2 Reimbursement Timeframe	9
3.3 Completion of Reimbursement Forms	9
3.4 Attachment of Invoices	9
MONITORING OF EXPENSE CLAIMS	10
4 Monitoring of Expense Claims	10

GFAI Co., Travel Allowance & Expenses Reimbursement Policies –reversed on Feb 26, 2024

GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

TRAVELALLOWANCE & EXPENSE REIMBURSEMENT POLICY

This policy provides guidance and manages travel for the employees of Guardforce AI Co., Ltd (the “Company”) and its group entities, excluding those in Mainland China and Thailand. All applicable employees and consultants must comply with the stipulations of this policy. The Company reserves the right to amend, change, or modify any provisions contained in this Travel Allowance and Expenses Reimbursement Policy at any time. Employees and consultants are responsible for keeping themselves updated with any such revisions, which will be communicated through official channels and are intended to reflect the evolving needs and developments of the Company.

The initial policy came into effect in January 2022.

The policy was revisited and will come into effect in March 2024.

EXPENSE REIMBURSEMENT

1.	Expense Reimbursement

Under no circumstances shall expenses include gifts to third parties unless such gifts have been authorized in writing in advance by the Chief Executive Officer. For all gifts purchased/to be purchased, written information must be provided, including but not limited to the name of the recipient, his/her position within the Company, and the purpose of the gift. The name of the Company where the staff is the recipient, and the name of the business unit, must also be clearly stated. This must comply with the Prevention of Bribery Ordinance.

1.1	Reimbursement Policy

Expenses shall be reimbursed only against claims, which are signed by the staff, supported by proper receipts, and approved by their supervisor and the Chief Executive Officer (subject to the executed approval matrix flow). For purposes of this Policy, credit card receipts shall not be considered sufficient unless such receipts itemize the goods or services to which they refer.

Under no circumstances shall any staff approve reimbursement of his/her own Chargeable Expenses whether incurred by the staff or otherwise. The direct line manager shall approve all such claims for reimbursement of chargeable expenses before submitting them to the President/Officers and Chief Executive Officer.

1.2	Local Travelling Policy

All employees/consultants shall take public transportation for work-related travel outside the Office. Subject to the prior approval of their supervisor and operational need, employees/consultants may take taxi to the designated venue to carryout work assignment. Such taxi travel expenses together with the completed form and valid receipts must be jointly approved by t h e i r supervisor and the Chief Executive Officer (subject to the executed approval matrix flow) shall be responsible monitor the local travel expenses of his/her subordinates. Reimbursements will only be made upon the provision of proper receipts.

GFAI Co., Travel Allowance & Expenses Reimbursement Policies –reversed on Feb 26, 2024	3

GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

BUSINESS TRAVEL POLICY - OVERSEAS

2.1	Travel Authorization

Commuting between Hong Kong, Shenzhen and Macau within the same day does not qualify as business travel. Should accommodation be necessary, a business travel application must be submitted and approved prior to seeking reimbursement.

You should obtain approval for overseas travel by completing the “Application for Overseas Travel” form prior to committing to travel arrangements.

2.2	Travel Arrangement

All business travel arrangements can either be made through the designated travel agencies currently appointed by the Company or through your own travel agency if you find the prices for transportation and hotel accommodation arrangements are lowered than those offered by the Company’s appointed travel agencies.

The travel agencies will then book all arrangements through authorized suppliers to achieve discount levels.

Every effort must be made to take advantage of savings through proper trip planning.

2.3	Travel Advances

You may, where appropriate for prolonged overseas trips, apply for a cash advance not more than USD1,800 each month to meet anticipated out-of-pocket business expenses that are not chargeable to credit cards or accounts.

2.3.1	Frequent Travel Programs

You may keep any benefits related to such programs. If travel bonus points are redeemed to pay for any business expenses including upgrades, no reimbursement will be made. Your travel entitlements are subject to the Company’s Business Travel Policy and article 2.4 below, which may be amended from time to time. For all business-related travel, you are authorized to travel in economy class.

Any deviations from the above policy require prior approval from the GFAI f Staff will be held personally responsible for the difference in the cost if they upgrade without approval.

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GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

2.4	Ground Transportation and Others

You are entitled to travel by first class on trains between Hong Kong and the Mainland of China, as well as within Mainland China if you are a Level 1 & 2 employee. Employees at Level 3 and below are entitled to travel by economy class under the same conditions. The aforementioned entitlements also apply when staff are required to travel by ferry between Hong Kong and Macau for different levels of staff.

Employees/consultants should exercise their best judgment to determine the most reasonable, economical and safe means of ground transportation. Rail transportation is preferred over car or limousine travel where available. For safety reasons, employees/consultants are recommended not to drive during business trips.

Please refer to the table for Ground transportation allowance as below:

Staff Level	Job Position	Ferry/Boat	Airplane	Train
Level 1	Executive Board of Directors Chief Executive Officer	First Class	Business Class	First Class
Level 2	Chief Operating Officer Chief Financial Officer President	First Class	Business Class (More than 5hs) Premium Economy (Less than 5 hrs.)	First Class
Level 3 and below	MD/General Manager of BUs COO of BU (Robot & AI) and below	Economy Class	Economy Class	Economy Class

2.5	Hotel Accommodation

Employees/consultants should opt for hotels recommended by the designated travel agency or choose from preferred hotels offering fixed corporate rates, selecting the option with the lower cost. Should these arrangements be unavailable, employees/consultants are expected to select reasonably priced hotels and be prepared to justify their choice of accommodation.

While on business trips, employees/consultants are authorized to book standard rooms only. Where a meeting facility is required, the business center of the hotel should be untilized.

Special circumstances requiring an upgrade must be submitted to their supervisor and the Chief Executive Officer for prior approval.

GFAI Co., Travel Allowance & Expenses Reimbursement Policies –reversed on Feb 26, 2024	5

GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

Please refer to the Hotel Accommodation Allowance as follows:

Staff Level	Job Position	International (Maximum)
		Developed Countries or Areas	Non-developed Countries or Areas
Level 1	Executive Board of Directors Chief Executive Officer	Claim as demand	Claim as demand
Level 2	Chief Operating Officer Chief Financial Officer President	USD350 per night	USD 200 per night
Level 3 to Level 4	MD/General Manager of BUs COO of BU (Robot & AI) General Manager, Functions Group Financial Controller Director of Function (Local Level)	USD180 per night	USD120 per night
Level 5 and below	Other staff	USD100 per night	USD60 per night

²	Accommodation Allowance Remarks：

1. Business travelers of the same gender are required to share accommodations, with a standard increase of 20% to the allowance; When business travelers are of different levels, the higher level’s applicable standards may be applied.

2. For work-related needs (such as accompanying clients on business trips, etc.) that exceed the standard accommodation allowance, a “Travel Expense Exceeding Application” must be submitted via Ding Talk; otherwise, any excess costs will be borne by the individual. Employees who claim to reimburse excess travel expenses must submit a “Travel Expense Exceeding Application” approved by Ding Talk to be reimbursed.

3. Business travelers are required to report their accommodation details in advance using the Ding Talk travel application. For all employees traveling abroad on business, a 24-hour interval during a single trip is counted as one day, with the Business Trip Application and the lodging invoice serving as the standards for review. A period of 12 to 24 hours is also counted as one full day, and a period of less than 12 hours is counted as half a day.

4. When requesting an accommodation invoice, please ensure to ask for a qualified invoice voucher, accommodation list, and payment voucher (credit card slip, Internet or other payment proofs). The accommodation invoice, list, and payment voucher must be attached when seeking reimbursement.

Note:

(1) Developed Countries or Areas: Europe, the United States and Canada, Australia and New Zealand, Japan and South Korea, Hong Kong, Macao and Taiwan, and other places that are recognized internationally as having developed countries or areas standards.

(2) Non-developed Countries or Areas: developing countries or areas such as the Mainland China , and less developed countries or areas.

2.6	Meal Allowance

Expense reimbursement for personal dining during business trips must be supported by valid receipts.

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GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

Employees/consultants should avoid buying meals for local company employees/consultants during business trips. Where such expenses are appropriate, the names and titles/job positions of invited employees/consultants must be documented in the relevant expense reimbursement form.

Business entertainment meals must be documented in the relevant expense reimbursement form, including details such as the purpose of the meal, the names of organizations/parties, and the names & titles/job positions of attendees on the receipts.

The Company will provide employees/consultants with a meal and travel allowance when they are travelling for business. The allowances will be USD 25/day for Non-developed Countries and USD 40/day for Developed Countries.

²	Meal Allowance Remarks

1. If business entertainment expenses are incurred during business trips, the corresponding meal allowance should be deducted.

2. If the organizing unit provides meals uniformly for business travelers attending meetings or events, meal allowances will not be payable.

3. For meal allowance, no invoice required. Simply specify it on the expense reimbursement form.

Note:

(1) Developed Countries or Areas: Europe, the United States and Canada, Australia and New Zealand, Japan and South Korea, Hong Kong, Macao and Taiwan, and other places that are recognized internationally as having developed countries or areas standards.

(2) Non-developed Countries or Areas: developing countries or areas such as the Mainland China , and less developed countries or areas.

2.7	Outstation Allowance

Outstation allowance is granted to staff who are establishing overseas markets, acknowledging the varying living conditions and challenges encounter abroad. Eligibility for this allowance is contingent upon a stay of more than 1 month in the overseas location. Staff members who claim the Outstation Allowance, will not be eligible for meal allowance, local travel reimbursements, or local SIM card reimbursement.

Please refer to the table below for details on the outstation allowance:

Staff Level	Outstation Allowance
	Developed Countries or Areas	Non-developed Countries or Areas
All	USD1,800 per month	USD1,000 per month

Note:

(1) Developed Countries or Areas: Europe, the United States and Canada, Australia and New Zealand, Japan and South Korea, Hong Kong, Macao and Taiwan, and other places that are recognized internationally as having developed countries or areas standards.

(2) Non-developed Countries or Areas: developing countries or areas outside the Mainland China , and less developed countries or areas.

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GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

2.8	Laundry

Laundry charges are reimbursable for employees/consultants who are on business trip for more than four consecutive nights. A copy of the valet form and the laundry list must be attached to the hotel bill for expense reimbursement.

2.9	Travellers’ Profiles

It is the employees/consultants’ responsibility to ensure that their travel profiles maintained by the designated travel agency are accurate and up to date. Particular attention should be given to visa and passport particulars, work permit status, mobile phone number and email address.

2.10	Insurance Coverage for Business Travelers

All staff members required to travel on business are required to arrange their own Travel Insurance Plan. Those related costs will only be reimbursed upon submission of the proper invoices and receipts.

2.11	Local Travel

All employees/consultants are expected to use public transportation when required to work outside the office. However, with prior approval from the Managing Director/Officer/their direct line manager, based on operational needs, employees/consultants may take a taxi to the designated venue to carry out work assignments. Such taxi travel expenses, together with the completed form and valid receipts, must be approved by the Managing Director/Officer/their direct line manager before they can be reimbursed. It is the responsibility of the Managing Director/Officer/their direct line manager to monitor the local travel expenses of their subordinates. Reimbursements will be processed only with the provision of proper receipts.

2.12	Telephone Bill Allowance

Employees/Consultants should opt for a local telephone sim card when necessary. The maximum reimbursement limit for local telephone SIM card expenses is USD $20 per month. To claim reimbursement, the employees are requested to submit a claim form, accompanied by the original expenses receipts, to their respective department head for approval before submitting it to Finance Department for processing.

2.13	Other expense

Other daily nonproductive expenses, except for the twelve expenses mentioned above, shall be reimbursed by the handling person only after obtaining genuine, valid, and lawful invoices and completing the approval procedures outlined on the expense reimbursement form.

GFAI Co., Travel Allowance & Expenses Reimbursement Policies –reversed on Feb 26, 2024	8

GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

EXPENSE REIMBURSEMENT

3.1	Invoice Requirements

(i) All original invoices for incurred expenses must be authentic, legal, and valid, bearing the words of tax supervision and the special stamp of the issuing unit. They must not be used to substitute for lost invoices without approval; receipts cannot be used as reimbursement vouchers except for administrative fees. Any altered or fraudulent invoices will be ineligible for reimbursement.

(ii) Transportation tickets must bear the official seal of fiscal and tax departments and the special stamp of the issuing unit. The back of the ticket should specify the date, purpose of travel, and departure location. Alternatively, a detailed list explaining the “Transportation Expenses Breakdown” shall be provided.

3.2	Reimbursement Timeframe

In accordance with the accrual principle of finance, it is imperative that expenses must be reimbursed in a timely manner. Local staff and those stationed abroad need to process their reimbursements within fifteen working days after the end of the month in which the expenses occurred. Traveling staff must file their reimbursement claims within fifteen working days following their return, as indicated by the final date of travel documentation.

Expenses incurred in a given month should ideally be reimbursed in that same month, or at the latest, within two months following the date the expense was incurred. For expenses that span over the end of the fiscal years, the reimbursement claim must be submitted before January 10th of the following year. Failure to adhere to these deadlines without a valid reason will lead to forfeiture of the right to reimbursement by the Finance Department.

3.3	Completion of Reimbursement Forms

(i) Preference should be given to submitting the expense reimbursement process online via Ding Talk; if this is not possible, a paper form should be filled out. Reimbursement forms should be filled in with a ballpoint pen, ensuring completeness and neatness. Corrections are invalid, and the department to which the expense belongs should be indicated, along with the project name for R&D- related expenses.

(ii) Applicants must indicate the number and amount of documents in the reimbursement application, print the approved documents, and paste the original receipts corresponding to the number and amount of attached documents.

(iii) Expense items must correspond with the attached invoices, and the amounts entered must match the amounts on the attached invoices. The subtotal and total amounts must be calculated accurately.

3.4	Attachment of Invoices

(i) Original invoices must be sorted by currency and category and attached in chronological order, without using staplers.

(ii) Documents should be attached from right to left in a trapezoidal pattern on the reimbursement form, ensuring that important information, such as the amount, is not covered.

GFAI Co., Travel Allowance & Expenses Reimbursement Policies –reversed on Feb 26, 2024	9

GUARDFORCE AI CO., LIMITED GFAI-GROUP-001

MONITORING OF EXPENSE CLAIMS

4	Monitoring of Expense Claims

The Internal Control Department conducts regular or irregular spot checks to verify the authenticity, necessity, and reasonableness of expense reimbursements. Should any instances of false or duplicate claims be discovered during the reimbursements process, and if department heads or approvers at any levels are found to have neglected their supervisory duties or condone such violations during expense approval, the involved parties will be referred to the relevant departments for appropriate disciplinary action proportional to the severity of the situation. In case of extreme gravity, the matter will be escalated to the law enforcement and judicial authorities for further action.

Finance Department

Guardforce AI Co., Ltd (GFAI)

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